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                                                                     Exhibit 2.1

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                      AGREEMENT AND PLAN OF REORGANIZATION


                                     among:


                                  Verity, Inc.,
                             a Delaware corporation;


                       Cognisoft Acquisition Corporation,
                             a Delaware corporation;


                                       and


                             Cognisoft Corporation,
                            a Washington corporation.







                  --------------------------------------------


                          Dated as of January 10, 1997


                  --------------------------------------------



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
                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.       Plan of Reorganization.................................................................................  1
         1.1      The Merger....................................................................................  1
         1.2      Conversion of Shares..........................................................................  2
         1.3      Closing of Cognisoft's Transfer Books.........................................................  3
         1.4      Surrender of Certificates.....................................................................  3
         1.5      The Closing...................................................................................  4
         1.6      Effective Time................................................................................  4
         1.7      Accounting Treatment..........................................................................  4
         1.8      Further Action................................................................................  4
         1.9      Escrow Account................................................................................  4

2.       Representations And Warranties By Cognisoft............................................................  4
         2.1      Organization, Powers, Qualification and Authority.............................................  4
         2.2      Subsidiaries; Interests in Other Companies....................................................  5
         2.3      Capitalization................................................................................  5
         2.4      Restricted Stock Purchase and Option Agreements...............................................  5
         2.5      Financial Statements..........................................................................  5
         2.6      Schedules of Properties, Contracts and Other Data.............................................  6
         2.7      Taxes.........................................................................................  7
         2.8      Title to Assets...............................................................................  7
         2.9      Legal Proceedings, etc........................................................................  8
         2.10     Brokers and Finders...........................................................................  8
         2.11     Compliance with Laws, etc.....................................................................  8
         2.12     Records.......................................................................................  8
         2.13     Patents, Trademarks, Licenses, Et Cetera......................................................  8
         2.14     Condition of Properties.......................................................................  9
         2.15     Absence of Undisclosed Liabilities............................................................  9
         2.16     Absence of Changes............................................................................  9
         2.17     Other Negotiations............................................................................ 10
         2.18     Proprietary Information and Employee Inventions Agreements.................................... 10
         2.19     Insurance..................................................................................... 11
         2.20     Compliance with Environmental Requirements.................................................... 11
         2.21     Compliance with Immigration Reform and Control Act of 1986
                  ("IRCA")...................................................................................... 12
         2.22     Accuracy of Representations and Warranties.................................................... 12

3.       Representations, Warranties And Covenants Of The Principal
         Shareholders........................................................................................... 12
         3.1      Ownership of Cognisoft Shares................................................................. 12
         3.2      Full Capacity; Binding Agreement.............................................................. 12
         3.3      Brokers and Finders........................................................................... 12
         3.4      Legal Representation.......................................................................... 12
         3.5      Accuracy of Representations and Warranties.................................................... 13

         3.6      Compliance with Immigration Reform and Control Act of 1986
                  ("IRCA")...................................................................................... 13
         3.7      Approval of Merger............................................................................ 13
         3.8      Agreement to Vote Shares...................................................................... 13

4.       Representations And Warranties Of Verity............................................................... 14
         4.1      Organization, Powers and Authority............................................................ 14
         4.2      Brokers and Finders........................................................................... 14
         4.3      Accuracy of Information....................................................................... 14
         4.4      Accuracy of Representation and Warranties..................................................... 14
         4.5      No Violation of Existing Agreements........................................................... 14

5.       Covenants By Cognisoft................................................................................. 15
         5.1      Conduct of Business, etc...................................................................... 15
         5.2      Exclusivity; Acquisition Proposals............................................................ 16
         5.3      Breach of Representations and Warranties...................................................... 16
         5.4      Access to Information......................................................................... 17
         5.5      Shareholders' Approval........................................................................ 17
         5.6      Consents...................................................................................... 17
         5.7      News Releases................................................................................. 17
         5.8      Commercially Reasonable....................................................................... 17

6.       Covenants By Verity.................................................................................... 18
         6.1      Breach of Representations and Warranties...................................................... 18
         6.2      Employment of Cognisoft Employees............................................................. 18
         6.3      Option Grants................................................................................. 18
         6.4      Commercially Reasonable Efforts............................................................... 18

7.       Conditions To Obligations Of Verity.................................................................... 18
         7.1      Representations and Warranties................................................................ 18
         7.2      Compliance with Covenants and Conditions...................................................... 19
         7.3      Consents and Approvals........................................................................ 19
         7.4      Shareholders' Execution....................................................................... 19
         7.5      No Action to Prevent Consummation............................................................. 19
         7.6      Certificate................................................................................... 19
         7.7      No Transfer of Shares......................................................................... 19
         7.8      Opinion of Counsel............................................................................ 19
         7.9      Employment of Shareholders.................................................................... 19
         7.10     Escrow Agreement.............................................................................. 19
         7.11     Agreements Not To Compete..................................................................... 20
         7.12     Authorizations................................................................................ 20
         7.13     Options, Warrants and Rights.................................................................. 20

8.       Conditions To Obligations Of Cognisoft................................................................. 20
         8.1      Representations and Warranties................................................................ 20
         8.2      Compliance with Covenants and Conditions...................................................... 20
         8.3      No Action to Prevent Consummation............................................................. 20

         8.4      Employment of Shareholders.................................................................... 20
         8.5      Escrow Agreement.............................................................................. 20
         8.6      Authorization................................................................................. 20
         8.7      Certificate................................................................................... 21

9.       Survival And Indemnification........................................................................... 21
         9.1      Indemnification by the Principal Shareholders................................................. 21
         9.2      Exclusivity Of Indemnification Remedies....................................................... 21
         9.3      Limitations on Indemnification................................................................ 22
         9.4      No Contribution............................................................................... 22
         9.5      Defense of Third Party Claims................................................................. 22
                  9.5.1  Notice................................................................................. 22
                  9.5.2  Defense of Claim....................................................................... 22
         9.6      Exercise Of Remedies By Indemnified Parties Other Than Verity................................. 23
         9.7      Indemnification of Directors and Officers..................................................... 24
         9.8      Survival...................................................................................... 24
                  9.8.1  Representations and Warranties......................................................... 24
                  9.8.2  Covenants.............................................................................. 24
         9.9      Reliance...................................................................................... 24

10.      Termination............................................................................................ 24
         10.1     Termination of Agreement...................................................................... 24
         10.2     Rights Upon Termination....................................................................... 24
         10.3     Fees And Expenses............................................................................. 25
                  10.3.1 Verity Fees and Expenses............................................................... 25
                  10.3.2 Cognisoft Fees and Expenses............................................................ 25

11.      Miscellaneous.......................................................................................... 26
         11.1     Further Assurances............................................................................ 26
         11.2     Notices....................................................................................... 26
         11.3     Governing Law................................................................................. 26
         11.4     Expenses...................................................................................... 26
         11.5     Parties-in-Interest........................................................................... 26
         11.6     Entire Agreement.............................................................................. 27
         11.7     Amendment and Waiver.......................................................................... 27
         11.8     Attorneys' Fees............................................................................... 27
         11.9     Severability.................................................................................. 27
         11.10    Construction of Agreement .................................................................... 27
         11.11    Schedules .................................................................................... 27
         11.12    Exhibits and Schedules ....................................................................... 27
         11.13    Headings ..................................................................................... 28
         11.14    Counterparts ................................................................................. 28

Exhibit A - Agreement of Merger................................................................................. 31

Exhibit B - Option Exercise Agreement........................................................................... 32

Exhibit C - Escrow Agreement.................................................................................... 33

Exhibit D - Cognisoft Shareholder............................................................................... 34

Exhibit E - Liabilities......................................................................................... 35

Exhibit F - Operating Plans..................................................................................... 36

Exhibit G - Employment Agreement................................................................................ 37

Exhibit H - Option Shares....................................................................................... 38

Exhibit I - Non-Competition Agreement........................................................................... 39

                               AGREEMENT AND PLAN
                                OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into this 10th day of January 1997, by and among VERITY, INC., a Delaware corporation ("Verity"), COGNISOFT ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Verity ("Sub"), and COGNISOFT CORPORATION, a Washington corporation ("Cognisoft") and the undersigned shareholders of Cognisoft (individually, a "Principal Shareholder," and collectively, the "Principal Shareholders").


                                    RECITALS

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Agreement of Merger attached hereto as EXHIBIT A (the "Merger Agreement"), the respective boards of directors of Verity, Sub and Cognisoft and Verity, as sole shareholder of Sub, have approved the merger of Sub with and into Cognisoft (the "Merger"), whereby (i) each issued and outstanding share of common stock, without par value, of Cognisoft ("Cognisoft Common Stock"), and each issued and outstanding share of preferred stock, without par value, of Cognisoft ("Cognisoft Preferred Stock," and together with Cognisoft Common Stock, "Cognisoft Capital Stock"), will be converted into the right to receive a cash payment, as provided herein;

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                                    AGREEMENT

         NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.       PLAN OF REORGANIZATION.

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Merger Agreement, Sub shall be merged with and into Cognisoft in accordance with the applicable provisions of the laws of Washington and Delaware so that:

                  1.1.1 At the Effective Time, Sub shall be merged with and into Cognisoft. As a result of the Merger, the separate corporate existence of Sub shall cease and Cognisoft shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Cognisoft and Sub in accordance with the laws of Washington and Delaware.

                  1.1.2 At the Effective Time, Article III of the Articles of Incorporation of Cognisoft shall be amended to read in its entirety as follows:

         "The Corporation is authorized to issue only one class of stock, to be designated "Common Stock," with a par value per share of $0.01. The total number of shares of Common Stock that this Corporation is authorized to issue is 1,000.

Except as provided in this Section 1.1.2, the Articles of Incorporation and Bylaws of Cognisoft in effect immediately prior to the Effective Time shall not be amended by virtue of the Merger and shall remain the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law, such Articles of Incorporation and such Bylaws.

                  1.1.3 The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their positions until the election and qualification of their respective successors or until their tenures are otherwise terminated in accordance with the bylaws of Surviving Corporation.

         1.2      CONVERSION OF SHARES.

                  1.2.1 At the Effective Time, each share of capital stock of Sub outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of Cognisoft common stock outstanding after the Merger.

                  1.2.2 Subject to the other provisions of Section 1 (including without limitation to the provisions regarding escrow), at the Effective Time, each outstanding share of Cognisoft Capital Stock (including all shares of Cognisoft Common Stock issued through the exercise of options to purchase Cognisoft Common Stock) shall, by virtue of the Merger, and without further action on the part of Verity, Sub, Cognisoft or any holder thereof, be converted into the right to receive an amount of cash equal to Ten Million Dollars ($10,000,000) divided by the total number of shares of Cognisoft Capital Stock then issued and the additional shares then issuable upon exercise of outstanding options (the "Per Share Consideration"). In the case of shares of Cognisoft Common Stock issuable upon exercise of outstanding options under Cognisoft's 1996 Stock Option Plan (the "Cognisoft Option Plan"), and which are exercised prior to the Effective Time pursuant to the terms of an Option Exercise Agreement in the form attached hereto as EXHIBIT B ("Option Exercise Agreement"), Verity and the Surviving Corporation shall have the right to offset the unpaid exercise price per share under each such option against the amounts otherwise payable pursuant to the Merger with respect to the shares issuable upon exercise, and, accordingly, the consideration payable to the holder of the option shall be the Per Share Consideration minus the exercise price per share for each such option.

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
         1.3 CLOSING OF COGNISOFT'S TRANSFER BOOKS. Upon Closing, holders of certificates representing shares of Cognisoft's Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Cognisoft (individually, a "Shareholder," and collectively the "Shareholders"), and the stock transfer books of Cognisoft shall be closed with respect to all shares of such Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Cognisoft's Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Cognisoft's capital stock (each a "Certificate" and collectively, the "Certificates") is presented to the Surviving Corporation or Verity, such Certificate shall be canceled and shall be exchanged as provided in Section 1.4.

         1.4      SURRENDER OF CERTIFICATES AND PAYMENT OF CONSIDERATION.

                  1.4.1 From and after the Effective Time, each holder of a Certificate or Certificates that had represented shares of Cognisoft Capital Stock issued and outstanding immediately prior to the Effective Time shall surrender such Certificate(s) to an officer of Verity designated for such purpose. Each Certificate which immediately before the Effective Time evidenced Cognisoft Capital Stock shall, from and after the Effective Time until such Certificate is surrendered to Verity or its agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described in this
Section 1. Upon surrender of each such Certificate to a designated officer of Verity, along with any payment instructions and other necessary information from the holder reasonably requested by Verity, including any information required to comply with tax withholding or other applicable law, Verity shall promptly pay to the order of such holder the Per Share Consideration for each share of Cognisoft Capital Stock formerly represented by the surrendered Certificate, subject to the other provisions of Section 1 and except that an aggregate of $3,000,000 of the aggregate Per Share Consideration applicable to the Cognisoft Capital Stock owned by the Principal Shareholders shall be paid by Verity into escrow and shall be payable to the Principal Shareholders only pursuant to the terms of the Escrow Agreement (as defined in Section 1.9 below). Holders of outstanding options under the Cognisoft Option Plan shall be paid the applicable consideration in accordance with the terms of this Agreement and the Option Exercise Agreement between Cognisoft and each of them.

                  1.4.2 Verity and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Cognisoft pursuant to this Agreement such amounts as Verity or the Surviving Corporation may be required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended, (the "Code") or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  1.4.3 Neither Verity nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of Cognisoft for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.5 THE CLOSING. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California, as soon as possible upon the satisfaction or waiver of all conditions set forth in Section 6 and Section 7 hereof (the "Closing Date"), or such other time and place as is mutually agreeable to the parties; provided, however, that in no event shall the Closing take place after February 28, 1997 unless otherwise mutually agreed in writing by the parties.

         1.6 EFFECTIVE TIME. Simultaneously with the Closing, the Merger Agreement, together with all required officers' certificates, shall be filed in the offices of the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware. The Merger shall become effective immediately upon the date and time stamped by the Washington Secretary of State upon the Merger Agreement (such date and time is referred to as the "Effective Time").

         1.7 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a purchase.

         1.8 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Verity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Verity with full right, title and possession of and to all rights and property of Sub and Cognisoft, the officers and directors of the Surviving Corporation and Verity shall be fully authorized (in the name of Sub, in the name of Cognisoft and otherwise) to take such action.

         1.9 ESCROW ACCOUNT. On the Closing Date, Verity will pay into escrow an aggregate of $3,000,000 of the aggregate Per Share Consideration applicable to the Cognisoft Capital Stock owned by the Principal Shareholders, and such amount shall be held in escrow and shall be payable to the Principal Shareholders only pursuant to the terms of the Escrow Agreement attached hereto as EXHIBIT C (the "Escrow Agreement").

2. REPRESENTATIONS AND WARRANTIES BY COGNISOFT. Except as set forth in Schedule 2 hereof, Cognisoft represents and warrants to Verity at and as of the date of this Agreement and as of the Closing as follows:

         2.1 ORGANIZATION, POWERS, QUALIFICATION AND AUTHORITY. Cognisoft is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted. Cognisoft is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have an adverse effect on its business and financial condition. The Board of Directors of Cognisoft has duly authorized the execution and delivery of this Agreement and Merger Agreement by Cognisoft, and has duly authorized the transactions contemplated by this Agreement (except for the approval of Cognisoft's Shareholders contemplated by Section 5.5). Cognisoft has the power and authority to execute and deliver this Agreement, and this Agreement is valid, binding and enforceable against Cognisoft in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.2 SUBSIDIARIES; INTERESTS IN OTHER COMPANIES. Cognisoft does not own, directly or indirectly, any voting stock or other interest in any corporation, partnership, joint venture, business trust or other business entity. Cognisoft has not merged with, assumed any liabilities of or acquired or succeeded to a substantial portion of the business of any other entity, or entered into any agreements providing for any similar transaction. Except as provided in Schedule 2.2, Cognisoft has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

         2.3 CAPITALIZATION. The authorized capital of Cognisoft consists of 30,000,000 shares of common stock, of which 1,250,000 common shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which 1,000,000 shares are designated Series A Preferred Stock, 569,283 of which are issued and outstanding (all as described on the attached EXHIBIT D ("Cognisoft Shareholders"). All such issued and outstanding shares of capital stock are duly and validly authorized and issued, are fully paid and nonassessable, are free from preemptive rights, and have been issued in compliance in all material respects with all applicable securities laws of the United States and all states. Cognisoft has reserved 250,000 shares of common stock for issuance under its 1996 Stock Option Plan of which options to purchase 137,000 shares of common stock are outstanding. All option holders and the number of shares of common stock subject to options held by each such option holder are set forth on EXHIBIT D ("Cognisoft Shareholders"). Except as set forth in EXHIBIT D, there are no outstanding shares of capital stock or any options, warrants, conversion privileges or other rights outstanding to acquire any shares of the capital stock of Cognisoft.

         2.4 RESTRICTED STOCK PURCHASE AND OPTION AGREEMENTS. All of the Principal Shareholders have duly executed stock purchase agreements which provide for a right of Cognisoft to repurchase the shares of Cognisoft common stock issued thereunder, pursuant to the terms of Cognisoft's standard founder or employee stock purchase agreement, a copy of which has been delivered to Verity (the "Standard Stock Agreement"). Copies of all such agreements have been delivered to Verity's counsel, and are in full force and effect without material modification from the Standard Stock Agreement.

         2.5 FINANCIAL STATEMENTS. Cognisoft has furnished Verity its balance sheet and related statements of income, shareholders' equity and changes in financial position for the period from inception through November 30, 1996 ("Cognisoft Financials"). All such balance sheets and accounts are in accordance with the books and records of Cognisoft and fairly and accurately present the financial position, results of operations and changes in financial position of Cognisoft as of the date and for the period indicated, in each case in conformity with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and the absence of notes, and except as otherwise indicated on Schedule 2.5.

         2.6 SCHEDULES OF PROPERTIES, CONTRACTS AND OTHER DATA. Attached to and made a part of this Agreement are the following described schedules of properties, contracts and other data of or pertaining to Cognisoft ("Schedules"):

                  2.6.1 Schedule 2.6.1 lists and describes all real estate or fixed assets owned by Cognisoft, in each case free and clear of all mortgages, liens, or other encumbrances except as otherwise stated in the Schedule.

                  2.6.2 Schedule 2.6.2 lists and describes all leases or agreements under which Cognisoft is lessee of, or holds or operates any interest in or right to use real or personal property owned by any third party.

                  2.6.3 Schedule 2.6.3 lists and describes all licenses, permits and other instruments under which Cognisoft has licensed, acquired or has granted a right to use, reproduce, modify or distribute any software, trade name or trademark, patent, copyright, trade secret, mask work, technology, know-how, intellectual property, or other intangible property of Cognisoft or any third party, other than off-the-shelf software licensed by Cognisoft as an end-user and those intellectual properties available in the public domain royalty free.

                  2.6.4 Schedule 2.6.4 lists and describes all agreements and contracts pertaining to terms and conditions of employment by Cognisoft, either written or oral, including but not limited to employment agreements, employment letter offers, consulting agreements, stock option plans, pension or profit sharing plans, bonus plans, collective bargaining agreements and group health, life and disability insurance plans, to which Cognisoft is a party or under which the employees of Cognisoft have rights by virtue of being employees of Cognisoft. Except as set forth in Schedule 2.6.4, Cognisoft has no contract, commitment or employment agreement with any current or former officer, director, employee or consultant.

                  2.6.5 Schedule 2.6.5 lists and describes specifically all patents and patents pending, registered trademarks, trademark applications, trademark registrations, trade names, service marks, and registered copyrights owned by, registered in the name of, or otherwise the property of Cognisoft or any of its employees.

                  2.6.6 Schedule 2.6.6 lists and describes all existing instruments, agreements or arrangements pursuant to which Cognisoft has borrowed any money, incurred any other indebtedness, established a line of credit or guaranteed the indebtedness or obligation of another person, corporation or other entity.

                  2.6.7 Schedule 2.6.7 lists and describes all policies of life, fire, casualty, product liability, general liability or other forms of insurance owned by Cognisoft, each policy being in full force and effect with premiums paid as noted on the Schedule.

                  2.6.8 Schedule 2.6.8 lists and describes all other contracts, agreements, commitments and instruments not described on the foregoing Schedules, either written or oral, to which Cognisoft is a party and which involves payment obligations in excess of $25,000.

                  2.6.9 Schedule 2.6.9 lists and describes all banks or brokerage accounts in which Cognisoft has an account or a safe deposit box, the respective account numbers of such accounts, and the names of all persons authorized to draw on such accounts or who have access to such accounts.

                  2.6.10 Schedule 2.6.10 describes all litigation or proceedings pending or, to Cognisoft's knowledge, threatened to which Cognisoft is (or could become) a party.

                  2.6.11 Schedule 2.6.11 describes all consents and approvals, including approvals of government agencies, required for the execution and delivery of this Agreement by Cognisoft and the consummation of the transactions contemplated by this Agreement.

Cognisoft has delivered to Verity true and complete copies of all documents required to be listed or described in the above Schedules. Except to the extent described in the Schedules, Cognisoft has performed all of the obligations required to be performed by it to date and is not in default under any of the agreements, contracts, instruments or documents required to be listed or described in the Schedules nor, to Cognisoft's knowledge, is any other party to such agreements, contracts, instruments or documents in default thereunder in any material respect.

         2.7 TAXES. Cognisoft has filed all federal, state, local and other tax returns and reports, if any, required to be filed by it and such returns are true and correct in all material respects. Cognisoft has paid all taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all federal and state income taxes, FICA, FUTA and other taxes and charges required to be withheld.

         2.8 TITLE TO ASSETS. Cognisoft has good, valid and marketable title to all of the assets reflected in the balance sheet contained in Cognisoft Financials and/or listed and described in the schedules to Section 2.6 ("Schedules of Properties, Contracts and Other Data"), free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances, claims and restrictions of every kind and nature except as otherwise set forth in such Schedules and except for the security interest in such assets held by Verity. No independent contractor has any right, title or interest in any Cognisoft asset or technology. Except as set forth on Schedule 2.6.3, (i) Cognisoft has not licensed, assigned, transferred or revealed to anyone the source code of all or any portions of its proprietary software and
(ii) Cognisoft has not licensed, assigned or transferred to anyone the object code of all or any portion of its proprietary software.

Except for demonstration versions of its technology displayed to a limited number of third parties prior to the date of this Agreement, the proprietary software set forth on Schedule 2.6.5 and all associated algorithms and know-how have been kept in confidence by Cognisoft, and Cognisoft's Principal Shareholders and Cognisoft have taken customary and appropriate steps to protect such material as trade secrets in accordance with the Uniform Trade Secrets Act.

         2.9 LEGAL PROCEEDINGS, ETC. Except as set forth on Schedule 2.6.10, (i) there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or, to Cognisoft's knowledge, threatened to which Cognisoft is (or would become) a party, (ii) nor does Cognisoft know of facts which would give rise to a claim which, if asserted, would have an adverse affect on its business, (iii) nor is Cognisoft subject to any outstanding judgment, order or decree of any court or administrative agency.

         2.10 BROKERS AND FINDERS. Neither Cognisoft nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         2.11 COMPLIANCE WITH LAWS, ETC. Cognisoft has complied with the provisions of its Articles of Incorporation, as amended or restated, and Bylaws, as amended or restated, and has complied with all statutes, laws, ordinances, regulations and other requirements applicable to Cognisoft. The execution and delivery of this Agreement and the consummation of the transactions contemplated will not (a) conflict with, or result in any breach or violation by Cognisoft of, or constitute a default by Cognisoft under, its Articles of Incorporation, as amended or restated, or Bylaws, or, any statute, law, ordinance, regulation or other requirement applicable to Cognisoft or (b) except as stated in this Agreement or the Schedules hereto, result in any material breach or violation of, termination of or default under any agreement or instrument to which Cognisoft is a party or by which it is bound.

         2.12 RECORDS. Cognisoft has delivered to Verity accurate and complete copies of any actions taken at all meetings, by written consent, or otherwise without a meeting, of the shareholders of Cognisoft, the board of directors of Cognisoft and all committees of the board of directors of Cognisoft. There have been no duly held meetings or other proceedings of the shareholders of Cognisoft, the board of directors of Cognisoft or any committee of the board of directors of Cognisoft that are not fully reflected in such minutes or other records. The books of account, minute books and other records of Cognisoft are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of Cognisoft are under the control of Cognisoft.

         2.13 PATENTS, TRADEMARKS, LICENSES, ET CETERA. Cognisoft owns or holds valid, sufficient, enforceable rights for the use of all patents, trademarks, trademark registrations, trade names, service marks, copyrights, mask works, trade secrets, know-how, technology and other intellectual property described on Schedules 2.6.3 and 2.6.5 or used in the conduct of its business, and none of the foregoing uses of technology conflicts with nor infringes upon any patents, trademarks, trade names, trade secrets, mask works, copyrights, licenses to use the same or other rights or property of others. To Cognisoft's knowledge, no person or business entity is infringing or making any unlawful use of, and no asset owned or used by any other person or business entity infringes or conflicts with, any asset owned or used by Cognisoft. Cognisoft is not restricted by any agreement, oral or written, from transferring or licensing any of its products or assets, including but not limited to intellectual property, conducting its existing business or any business that Cognisoft or Verity have disclosed to each other that either proposes to conduct, rendering services or competing with any person or entity anywhere in the world. Cognisoft has obtained all governmental permits, licenses, consents, approvals, and waivers necessary for the lawful conduct of its business as now conducted. There are no rights or restrictions in any agreements, licenses, franchises or other instruments to which Cognisoft is a party or by which it is bound which would prevent Cognisoft from consummating this transaction, from carrying on its current business or any business that Cognisoft or Verity have disclosed to each other that either proposes to conduct or prevent Verity from using the assets of Cognisoft in any manner it sees fit. In addition, except as set forth on Schedule 2.6.3, Cognisoft is not required to pay any royalty, license fee or other similar type of compensation in connection with the use, distribution or commercial exploitation of Cognisoft assets in the conduct of its business as it is currently conducted or as Cognisoft or Verity have disclosed to each other that either proposes to conduct. Cognisoft has, and Verity will acquire at the Closing, the right to use the name Cognisoft and variations thereof. Neither the consummation of the Merger or any document executed pursuant thereto, nor the conduct of Cognisoft's business as currently conducted or as Cognisoft has disclosed to Verity that it intends to conduct, shall breach any nondisclosure agreement, inventions agreement or any other agreement between Cognisoft, any Principal Shareholder or any employee and any third party.

         2.14 CONDITION OF PROPERTIES. All of the tangible personal properties of Cognisoft are in good operating condition and repair, subject only to ordinary wear and tear which is not such as to render the properties less than substantially fit for the purposes for which they are being used.

         2.15 ABSENCE OF UNDISCLOSED LIABILITIES. Cognisoft has no liabilities of any nature, fixed or contingent, which are not reflected in Cognisoft Financials other than those liabilities disclosed on EXHIBIT E.

         2.16 ABSENCE OF CHANGES. Except as disclosed on Schedule 2.16, since November 30, 1996:

                  2.16.1 Cognisoft has not entered into any employment contracts or paid any bonuses or special remuneration to any officers, directors or employees, nor is Cognisoft delinquent regarding any payments due to an employee for services rendered or reimbursements required.

                  2.16.2 Cognisoft has conducted its business in compliance in all material respects with all laws and regulations applicable to Cognisoft.

                  2.16.3 Cognisoft has not encumbered or permitted to be encumbered any of its properties or assets.

                  2.16.4 Cognisoft has not declared or paid any dividends or made any other distributions with respect to its capital stock.

                  2.16.5 Cognisoft has not purchased, redeemed, retired or otherwise acquired its own capital stock.

                  2.16.6 Cognisoft has not licensed, assigned, transferred or conveyed to any third party any property or right, including any distribution or manufacturing rights or rights to access the computer source code related to any of its products or technology.

                  2.16.7 Cognisoft has not entered into any other transactions which would result in the transfer or license by Cognisoft of assets or rights.

                  2.16.8 Cognisoft has not suffered any damage, destruction or loss to its assets or business, whether or not covered by insurance.

                  2.16.9 Cognisoft has not forgiven any debt or otherwise released or waived any right or claim relating to Cognisoft assets.

                  2.16.10 Cognisoft has not amended or terminated any contract, agreement or license to which it is a party except in the course of ordinary business.

                  2.16.11 Cognisoft has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in Sections 2.16.1
- 2.16.10 above.

         2.17 OTHER NEGOTIATIONS. Except for the transaction contemplated by this Agreement, outstanding offers to prospective employees which have been disclosed to Verity and options outstanding under the Cognisoft Option Plan which have been disclosed to Verity, there is no existing commitment to sell all or a part of the assets or stock of Cognisoft, there is no outstanding offer to sell all or a part of the assets or stock of Cognisoft, and there are no pending negotiations for the sale of all or a part of the assets or stock of Cognisoft.

         2.18 PROPRIETARY INFORMATION AND EMPLOYEE INVENTIONS AGREEMENTS. Except as disclosed in Schedule 2.18, all of Cognisoft's employees, both current and past, and all current and past independent contractors and/or consultants who have had access to, worked with, prepared, modified or developed any portion of the software of Cognisoft or the intellectual property described on Schedule
2.6.5 have executed a proprietary information and inventions agreement substantially in the form of such agreement attached as part of Schedule 2.6.4.

         2.19 INSURANCE. Cognisoft maintains fire, casualty, product liability and general liability insurance as described in Schedule 2.6.7 hereto. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Cognisoft, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated.

         2.20 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS.

                  2.20.1 As of the date hereof, to the knowledge of Cognisoft, no underground storage tanks are present under any property that Cognisoft or any of its subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), are present as a result of the actions of Cognisoft, or, to Cognisoft's knowledge, any actions of any third party, in, on or under any property, including the land and the improvements, ground water and surface water, that Cognisoft has at any time owned, operated, occupied or leased.

                  2.20.2 At no time has Cognisoft transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Cognisoft disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  2.20.3 Cognisoft currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its businesses as such activities and businesses (including any Hazardous Materials Activity) are currently being conducted, the absence of which would be reasonably likely to result in fines to Cognisoft in excess of Ten Thousand Dollars ($10,000).

                  2.20.4 No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Cognisoft, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Cognisoft. Cognisoft is not aware of any fact or circumstance which would be reasonably likely to involve Cognisoft in any environmental litigation or impose upon Cognisoft any environmental liability which would be reasonably likely to exceed Ten Thousand Dollars ($10,000).

         2.21 COMPLIANCE WITH IMMIGRATION REFORM AND CONTROL ACT OF 1986 ("IRCA"). Except as set forth on Schedule 2.21, Cognisoft has not engaged in any activity nor is it aware of any practice with respect to its employees that is in violation of IRCA, including but not limited to the anti-discrimination provisions, the verification of employment eligibility procedures and the document fraud provisions. Cognisoft warrants that it has complied with the applicable provisions of IRCA with respect to its employees.

         2.22 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cognisoft contained in this Agreement, including the attached Schedules of Cognisoft, contain no untrue statement of a material fact and do not omit or misstate a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PRINCIPAL SHAREHOLDERS. Each Principal Shareholder jointly and severally represents, warrants and covenants to Verity and Cognisoft as of the date of this Agreement and as of the Closing as follows:

         3.1 OWNERSHIP OF COGNISOFT SHARES. Such Principal Shareholder is the owner of the number of shares of common stock and options to purchase common stock of Cognisoft, free and clear of all liens and encumbrances, listed opposite Principal Shareholder's name on EXHIBIT D ("Cognisoft Shareholders"). These shares and options constitute such Principal Shareholder's entire interest in the capital stock of Cognisoft, and Shareholder has no other options, warrants, conversion privileges or other rights to acquire any shares of the capital stock of Cognisoft. In addition, such Shareholder has no claims against Cognisoft of any nature, including claims for compensation, profit sharing or other benefits, other than salary and benefits including accrued vacation fully reflected in the Cognisoft Financials, and reimbursement for normal business expenses for the most recent pay period.

         3.2 FULL CAPACITY; BINDING AGREEMENT. Principal Shareholder is of sound mind and full capacity to enter into this Agreement, and this Agreement is valid, binding and enforceable against Principal Shareholder in accordance with its terms, except as limited by applicable bankruptcy, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3 BROKERS AND FINDERS. Principal Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         3.4 LEGAL REPRESENTATION. Principal Shareholder confirms that he has been encouraged and given the opportunity to consult with his own legal counsel and other advisors and representatives regarding the transactions contemplated by this Agreement.

         3.5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Principal Shareholder contained in this Agreement, contain no untrue statement of a material fact and do not omit or misstate a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. After careful review of Cognisoft's and his own relevant books and records, consultation with Cognisoft employees and counsel, and other reasonable inquiry, the Principal Shareholder does not have knowledge that any representations or warranties of Cognisoft are inaccurate in any material respect.

         3.6 COMPLIANCE WITH IMMIGRATION REFORM AND CONTROL ACT OF 1986 ("IRCA"). Following the Closing, Verity's employment of the Principal Shareholder will not be in violation of IRCA, and the Principal Shareholder can present valid documents to Verity necessary for verification of employment eligibility under IRCA.

         3.7 APPROVAL OF MERGER. Each Principal Shareholder hereby irrevocably approves and consents to the Merger, this Agreement and all ancillary agreements referenced herein. From the date of this Agreement until the date on which this Agreement is terminated pursuant to its terms (the "Termination Date"), each Principal Shareholder hereby irrevocably appoints and constitutes Verity as the Principal Shareholder's agent and proxy, with full power of substitution, to cast or withhold all votes and give or withhold all consents, approvals and waivers, solely in connection with the approval of the Merger, this Agreement and all such ancillary agreements referenced herein and in connection with any Opposing Proposal (as defined below), with respect to all Cognisoft Capital Stock held by each such Principal Shareholder. The proxy granted by the Principal Shareholders to Verity hereby is granted as of the date of this Agreement in order to secure the obligations of the Principal Shareholders set forth in this Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Cognisoft to be purchased and sold pursuant this Agreement. Any proxies previously granted with respect to the Cognisoft Capital Stock held by any Principal Shareholder are hereby revoked.

         3.8 AGREEMENT TO VOTE SHARES. Until the earlier of the Termination Date or the Closing Date, each Principal Shareholder hereby agrees and covenants as follows: at any meeting of the shareholders of Cognisoft called with respect to any of the following, and at any adjournment thereof, and with respect to any consent solicited with respect to any of the following, each Principal Shareholder shall vote all shares of Cognisoft Capital Stock then held: (i) in favor of approval of the Reorganization Agreement and the Merger and any matter which could reasonably be expected to directly facilitate the Merger and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Reorganization Agreement, against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Verity or its affiliates, against any liquidation, or winding up of Cognisoft and against any other matter which would, or could reasonably be expected to, directly or indirectly prohibit or discourage the Merger (each of the foregoing is referred to as an "Opposing Proposal"). The Principal Shareholder shall be present, in person or by proxy, at all meetings of shareholders of Cognisoft so that all shares of Cognisoft Capital Stock then held by the Principal Shareholder are counted for the purposes of determining the presence of a quorum at such meetings.

4. REPRESENTATIONS AND WARRANTIES OF VERITY. Verity represents and warrants to Cognisoft and the Principal Shareholders at and as of the date of this Agreement and as of the Closing as follows:

         4.1 ORGANIZATION, POWERS AND AUTHORITY. Verity is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted. The Board of Directors of Verity has duly authorized the execution and delivery of this Agreement by Verity, and has duly authorized the transactions contemplated by the Agreement. Verity has the power and authority to execute and deliver this Agreement and this Agreement is valid, binding and enforceable against Verity in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.2 BROKERS AND FINDERS. Verity has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         4.3 ACCURACY OF INFORMATION. Since May 1, 1996, Verity has timely filed all information, documents and reports required to be filed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Verity has heretofore delivered to Cognisoft the following reports: (i) its Annual Report on Form 10-K for its fiscal year ended May 31, 1996; (ii) its Quarterly Reports on Form 10-Q for the quarter ended August 30, 1996; and (iii) the proxy statement relating to the annual meeting of stockholders of Verity held on September 16, 1996. As of the dates of filing with the Securities and Exchange Commission of all reports filed by Verity under the Exchange Act during 1996, all such reports, proxy statements and other materials (including all schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.4 ACCURACY OF REPRESENTATION AND WARRANTIES. The representations and warranties of Verity contained in this Agreement, contain no untrue statement of a material fact and do not omit or misstate a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         4.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of Verity's Certificate of Incorporation or its Bylaws, as currently in effect, any material instrument or contract to which Verity is a party.

5. COVENANTS BY COGNISOFT. Cognisoft and, with respect to Sections 5.1.6, 5.1.7,
5.2 and 5.6, each Principal Shareholder covenants and agrees with Verity as follows:

         5.1 CONDUCT OF BUSINESS, ETC. From and after the date of this Agreement to and including the earlier of (i) the Closing Date or (ii) the Termination Date, Cognisoft will carry on its business in a reasonable and prudent manner, will notify Verity of the occurrence of any event having a material adverse impact upon its business prospects or financial condition and without the prior written consent of Verity will not do any of the following; provided, however, that Cognisoft may carry on its business and take all such actions as are reasonably necessary to, and consistent with, achieving the milestones described in the option agreements referred to in Section 6.3 below:

                  5.1.1 Incur any liabilities or make capital expenditures that are inconsistent with the operating plan and budget of Cognisoft as approved by Verity and attached hereto as EXHIBIT F ("Operating Plan").

                  5.1.2 Take any action or permit any action to be taken other than in the ordinary course of business which is inconsistent with this Agreement, and with protecting its rights and properties.

                  5.1.3 Except as contemplated in the Operating Plan, hire any new employees or enter into any employment contracts, pay any bonuses or special remuneration to any officers, directors or employees, or increase the salaries or wage rates or other remuneration of any officers or employees.

                  5.1.4 Conduct the business of Cognisoft other than in compliance with all applicable laws and regulations in all material respects.

                  5.1.5 Declare or pay any dividends, make any other distributions with respect to its capital stock, or split or otherwise reclassify its capital stock.

                  5.1.6 Purchase, redeem, retire or otherwise acquire any of Cognisoft's capital stock, except pursuant to Cognisoft's exercise of its right to repurchase shares from employees, directors or consultants of Cognisoft upon termination of their services pursuant to agreements under which such stock was sold prior to the Effective Time.

                  5.1.7 Enter into any agreements or contracts affecting the business of Cognisoft, or any other transactions which would result in the acquisition or disposition of assets other than in the ordinary course of business and consistent with the Operating Plan.

                  5.1.8 Issue, sell, encumber or give any option or right to purchase any of Cognisoft's capital stock or other securities, except the issuance of shares upon exercise of options listed on EXHIBIT D.

                  5.1.9 Sell, license, assign, transfer, encumber or convey to any third party any property or right required to be described in the schedules, including but not by way of limitation, any rights with respect to software, or any other technology or intellectual property rights therein, other than entering into non-exclusive, limited term evaluation licenses for preliminary versions of Cognisoft's Intelliserv software product in the ordinary course of business.

                  5.1.10 Engage in any business activity other than the development and marketing of the Intelliserv software products; provided, however, that Cognisoft shall not distribute generally any press release or marketing material except with Verity's prior approval.

                  5.1.11 Amend, encumber, impair or rescind any of Cognisoft's rights under any Cognisoft stock purchase agreement or Cognisoft stock option agreement.

         5.2 EXCLUSIVITY; ACQUISITION PROPOSALS. Until the earlier of (i) the Closing Date or (ii) the Termination Date, Cognisoft shall not and its officers, directors, agents, representatives and affiliates shall not, directly or indirectly, take any of the following actions with any party other than Verity and its designees: (a) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to license its technology (other than non-exclusive, limited term, evaluation licenses of Cognisoft products entered into in the ordinary course of Cognisoft's business), acquire any of its securities or rights to acquire any such securities, except pursuant to Cognisoft's exercise of its right to repurchase shares from employees, directors or consultants of Cognisoft upon termination of their services pursuant to agreements under which stock was sold prior to the Effective Time, provide debt or equity financing to Cognisoft, or acquire all or substantially all of the business and properties or capital stock of Cognisoft whether by merger, purchase of assets, tender offer or otherwise;
(b) disclose any information not customarily disclosed to any person concerning its business and properties or afford to any person or entity access to its properties, books or records, except in the ordinary course of business; (c) enter into or execute any agreement or plan of reorganization, merger agreement, or other agreement calling for the issuance of any debt or equity securities or the sale of all or substantially all of its business, properties or capital stock; (d) except as otherwise permitted by the foregoing, assist or cooperate with any person (other than employees with respect to equity incentive arrangements) to make any proposal to purchase all or any part of the business or assets or capital stock of Cognisoft. Cognisoft agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. Cognisoft represents and warrants that it has the legal right to terminate or suspend any such pending negotiations. In the event Cognisoft shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) above, or any request for disclosure or access pursuant to clause (b) above, it shall immediately, and prior to taking any action in response thereto, inform Verity as to all material facts concerning any such offer, proposal or request and will thereafter cooperate with Verity by continuing to furnish to Verity any additional information it may at any time request concerning such offer, proposal or request.

         5.3 BREACH OF REPRESENTATIONS AND WARRANTIES. Cognisoft and the Principal Shareholders will not take any action which would cause or constitute a breach of any of the representations and warranties set forth in Sections 2 ("Representations and Warranties by Cognisoft") or 3 ("Representations, Warranties and Covenants of the Principal Shareholders") in any material respect or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Cognisoft and each Principal Shareholder will give detailed notice thereof to Verity and will use its best efforts to prevent or promptly to remedy such breach or inaccuracy.

         5.4 ACCESS TO INFORMATION. Cognisoft agrees to provide Verity and its agents complete and timely access to all of Cognisoft's technical and marketing information, books, records, personnel and facilities for purposes of conducting customary due diligence review. Verity and its representatives will be permitted reasonable access during business hours to the premises in which Cognisoft conducts its business and to all technical and marketing information, books, records and personnel of Cognisoft. Cognisoft will furnish to Verity such financial data, operating data and other information as Verity shall reasonably request. Specifically, but without limitation, Cognisoft will provide to Verity or its representatives for review its stock book, minute books and copies of all retirement plans, employment agreements, personnel records, leases, licenses, contracts with suppliers, contracts with customers and other contracts or documents to which it is a party. Disclosure and use of such information is governed by the Mutual Confidentiality Agreement dated November 21, 1996 between Cognisoft and Verity, as supplemented by Addendum No. 1 dated December 4, 1996 (the "Nondisclosure Agreement").

         5.5 SHAREHOLDERS' APPROVAL. Cognisoft shall promptly solicit the approval of its shareholders by written consent or shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Cognisoft will, through its Board of Directors, recommend to Cognisoft shareholders approval of such matters and shall use its best efforts to obtain such written consent or hold such meeting as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the directors of Cognisoft, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel, Cognisoft shall use its best efforts to solicit from its shareholders written consents or proxies in favor of such matters.

         5.6 CONSENTS. Upon request by Verity, Cognisoft will promptly apply for or otherwise seek, and use its best efforts to obtain, the written consents and approvals described on Schedule 2.6.11.

         5.7 NEWS RELEASES. Cognisoft will not issue a news release or other announcement concerning the Merger except jointly with and through Verity, unless otherwise required by law.

         5.8 COMMERCIALLY REASONABLE. Cognisoft and each Principal Shareholder will use its commercially reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of its obligations under this Agreement described in Section 7 ("Conditions to Obligations of Verity").

6. COVENANTS BY VERITY. Verity covenants and agrees with Cognisoft as follows:

         6.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Verity will not take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 4 ("Representations and Warranties of Verity") or which would cause any of such representations and warranties to be inaccurate. Verity will, in the event of, and promptly after becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, give detailed notice to Cognisoft and will use its best efforts to prevent or promptly to remedy such breach or inaccuracy.

         6.2 EMPLOYMENT OF COGNISOFT EMPLOYEES. Verity shall offer to retain the services of the employees listed on Schedule 6.2, and such additional employees of Cognisoft whose hiring is approved by Verity, commencing on the Closing Date at the monthly salary separately disclosed to Verity. In the case of the Principal Shareholders, such employment will be pursuant to the terms of the Employment Agreement attached hereto as EXHIBIT G ("Employment Agreement").

         6.3 OPTION GRANTS. Verity hereby confirms that Verity's Board of Directors, or a committee thereof, approved the grant of options to purchase Verity common stock pursuant to a Verity stock option plan (the "Option Shares") to each of the employees, in the amounts and with the vesting schedules listed on EXHIBIT H ("Option Shares") as employees of Verity or the Surviving Corporation (collectively, the "Employees"). The Option Shares granted total 490,000 shares. These options are being granted as an incentive for the employees of Cognisoft who are retained as employees of Verity or the Surviving Corporation to continue such employment and to encourage them to apply their best efforts in their future performance. The Option Shares granted pursuant to this Section 6.3 will have an exercise price per share equal to the fair market value as determined by the Verity stock option plan as of the date of the grant.

         6.4 COMMERCIALLY REASONABLE EFFORTS. Verity will use its commercially reasonable efforts to effectuate the transactions hereby contemplated, to fulfill the conditions of Verity's obligations under this Agreement described in
Section 7 ("Conditions to Obligations of Cognisoft") and to cooperate with Cognisoft to obtain consents as required by Section 5.5 ("Consents").

7. CONDITIONS TO OBLIGATIONS OF VERITY. The obligations of Verity under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. Except as required by this Agreement, the representations and warranties of Cognisoft contained in Section 2 ("Representations and Warranties by Cognisoft") and of the Principal Shareholders in Section 3 ("Representations, Warranties and Covenants of the Principal Shareholders") at and as of the date of this Agreement shall also be true at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date.

         7.2 COMPLIANCE WITH COVENANTS AND CONDITIONS. Cognisoft and the Principal Shareholders shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Cognisoft prior to or at the Closing Date.

         7.3 CONSENTS AND APPROVALS. All consents and approvals described on
Schedule 2.6.11 shall have been obtained.

         7.4 SHAREHOLDERS' EXECUTION. This Agreement shall have been executed by all of the Principal Shareholders.

         7.5 NO ACTION TO PREVENT CONSUMMATION. No action or proceeding shall have been instituted or threatened before any court or governmental agency on or prior to the Closing Date to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated herein.

         7.6 CERTIFICATE. Verity shall have received the certificate of the President and Secretary of Cognisoft in form satisfactory to Verity and dated the Closing Date, certifying to the fulfillment of the conditions described in Sections 7.1("Representations and Warranties"), 7.2 ("Compliance with Covenants and Conditions"), 7.3 ("Consents and Approvals"), 7.4 ("Shareholders' Execution"), 7.7 ("No Transfer of Shares"), 7.10 ("Escrow Agreement"), 7.12 ("Authorizations") and 7.13 ("Options, Warrants and Rights") and such other evidence with respect to the fulfillment of any conditions of this Agreement as Verity may reasonably request upon reasonable prior notice.

         7.7 NO TRANSFER OF SHARES. None of the shareholders of Cognisoft shall have sold, assigned, pledged or otherwise transferred, conveyed or encumbered any shares of Cognisoft common stock or any rights to acquire Cognisoft common stock other than to Cognisoft.

         7.8 OPINION OF COUNSEL. Verity shall have received from Heller Ehrman White & McAuliffe, counsel to Cognisoft ("Cognisoft Counsel"), an opinion dated the Closing Date, in form and substance reasonably satisfactory to Verity and its counsel.

         7.9 EMPLOYMENT OF SHAREHOLDERS. Each Principal Shareholder and each of the key employees of Cognisoft designated on Schedule 6.2 shall have accepted the offer of employment from Verity or continued employment from the Surviving Corporation at the monthly salary listed opposite his name on Schedule 6.2 and, if applicable, shall have executed his Employment Agreement in the form attached hereto as EXHIBIT G.

         7.10 ESCROW AGREEMENT. Each Principal Shareholder, Cognisoft and the Escrow Agent shall have executed an Escrow Agreement in the form attached hereto as EXHIBIT C ("Escrow Agreement").

         7.11 AGREEMENTS NOT TO COMPETE. Each Principal Shareholder shall have executed a Non-Competition Agreement with the Surviving Corporation in the form attached hereto as EXHIBIT I ("Non-Competition Agreements").

         7.12 AUTHORIZATIONS. The board of directors and the shareholders of Cognisoft shall have duly and validly approved and authorized the execution, delivery and performance of this Agreement and the Agreement of Merger and no shareholders of Cognisoft shall have perfected or may be able to perfect, dissenters rights in connection with the Merger.

         7.13 OPTIONS, WARRANTS AND RIGHTS. All outstanding options under the Cognisoft Option Plan shall have been exercised in accordance with their terms or pursuant to an Option Exercise Agreement between Cognisoft and each option holder, in the form attached hereto as EXHIBIT B ("Option Exercise Agreements"). Immediately prior to the Effective Time, no options, warrants or other rights to purchase shares of Cognisoft Capital Stock shall be outstanding.

8. CONDITIONS TO OBLIGATIONS OF COGNISOFT. The obligations of Cognisoft under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Verity contained in Section 4 ("Representations and Warranties of Verity") at and as of the date of this Agreement shall also be true at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date.

         8.2 COMPLIANCE WITH COVENANTS AND CONDITIONS. Verity shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

         8.3 NO ACTION TO PREVENT CONSUMMATION. No action or proceeding shall have been instituted or threatened before any court or governmental agency on or prior to the Closing Date to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated herein.

         8.4 EMPLOYMENT OF SHAREHOLDERS. Verity shall have entered into an Employment Agreement with each of the Principal Shareholders in the form attached hereto as EXHIBIT G ("Employment Agreement").

         8.5 ESCROW AGREEMENT. Verity and the Escrow Agent shall have executed an Escrow Agreement in the form attached hereto as EXHIBIT C ("Escrow Agreement").

         8.6 AUTHORIZATION. (i) The board of directors of Verity shall have duly and validly approved and authorized the execution, delivery and performance of this Agreement and the Agreement of Merger, and (ii) the holders of 75% of Cognisoft's Series A Preferred Stock shall have approved the "Acceleration Arrangements" as defined in Cognisoft's Information Statement sent to its shareholders on or about January 9, 1997.

         8.7 CERTIFICATE. Cognisoft shall have received the certificate of the President or a Vice President and the Secretary of Verity in form satisfactory to Cognisoft and dated the Closing Date, certifying to the fulfillment of the conditions described in Sections 8.1 ("Representations and Warranties") and 8.2 ("Compliance with Covenants and Conditions"), 8.5 ("Escrow Agreement"), and 8.6(i) ("Authorization").

9.       SURVIVAL AND INDEMNIFICATION.

         9.1 INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDERS. For a period of eighteen (18) months following the Closing Date (the "Indemnification Period"), subject to the limitations of Section 9.3 ("Limitations on Indemnification"), each of the Principal Shareholders, jointly and severally, shall indemnify and hold harmless Verity, its affiliates (including the Surviving Corporation), officers, directors, stockholders, successors and assigns (the "Indemnified Parties") from and against and shall reimburse the Indemnified Parties with respect to any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by the Indemnified Parties by reason of or to the extent arising out of or in connection with the breach of any covenant or the inaccuracy of any representation or warranty of Cognisoft contained in
Section 2 ("Representations and Warranties by Cognisoft"), or of any Principal Shareholder contained in Section 3 ("Representations, Warranties and Covenants of the Shareholders") and Section 5 ("Covenants by Cognisoft") of this Agreement ("Loss"). "Loss" as described in this Section 9 shall include any amounts for which an Indemnified Party may be liable to a third party or any diminution in the value to be acquired by Verity or the Surviving Corporation pursuant to this Agreement.

         9.2 EXCLUSIVITY OF INDEMNIFICATION REMEDIES. All indemnification of Verity and the other Indemnified Parties by the Principal Shareholders shall first be satisfied out of funds held by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement. In the absence of fraud,
(i) indemnification pursuant to this Section 9 shall be limited to the funds remaining in the Escrow Account, and (ii) indemnification pursuant to the provisions of this Section 9 shall be the sole and exclusive remedy of Verity and the other Indemnified Parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement. For purposes of this Agreement, "fraud" includes any knowing, intentional or reckless (that is, where a party should have known or made due inquiry) breach, misrepresentation or omission. In the event of fraud, (i) indemnification pursuant to this Section 9 shall not be limited in amount, (ii) indemnification pursuant to the provisions of this Section 9 shall not be the sole and exclusive remedy of Verity and the other Indemnified Parties, and (iii) the indemnification obligations of the Principal Shareholders under this Section 9 or otherwise shall be joint and several to the full extent of the funds then remaining in the Escrow Account, but not as to any other assets of the Principal Shareholders, and the Principal Shareholder(s) determined to have committed fraud shall be solely responsible for the indemnification obligation and liability for Loss under this Section 9 for amounts beyond the funds in the Escrow Account.

         9.3 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing provisions of Section 9.1 ("Indemnification by the Principal Shareholders"), the Principal Shareholders shall not be liable for such losses, damages, liabilities, costs and expenses until such time as the total liability under
Section 9 in the aggregate reaches $50,000 (but then the Principal Shareholders shall be liable for the entire $50,000 plus any such liability in excess of $50,000).

         9.4 NO CONTRIBUTION. The Principal Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement. The foregoing shall not preclude any Principal Shareholder from seeking contribution from any other Principal Shareholder.

         9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any individual, entity or governmental body (each, a "Person") of any claim or action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other governmental body or any arbitrator or arbitration panel (each, a "Legal Proceeding") (whether against the Surviving Corporation, against Verity or against any other Person) with respect to which the Principal Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Section 9, the procedure set forth below shall be followed.

                  9.5.1 NOTICE. Verity shall give prompt written notice of the commencement of any such Legal Proceeding against Verity or the Surviving Corporation for which indemnity may be sought under Section 9 ("Survival and Indemnification") to the shareholder representative appointed by the Principal Shareholders pursuant to the Escrow Agreement (the "Shareholder Representative") which notice shall include a reasonably detailed description of the legal proceeding and the basis for indemnification of such matter under this Section 9; provided, however, that any failure on the part of Verity to so notify the Shareholder Representative shall not limit any of the obligations of the Principal Shareholders under this Section 9, except that, to the extent such failure to promptly notify the Shareholder Representative increases the indemnified losses, damages, costs and expenses, then such indemnified losses, damages, costs and expenses shall be reduced by the amount of the losses, damages, costs and expenses that would have been avoided, if any, had the Shareholder Representative been promptly notified. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Shareholder Representative receives written notice of that claim, until the final resolution of such claim so long as such claim is made within the Indemnification Period.

                  9.5.2 DEFENSE OF CLAIM. The Indemnified Party shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any claim, or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing but subject to the limitations provided below, the Principal Shareholders may elect (by written notice by the Shareholder Representative to Verity within fifteen (15) days after receipt of written notice under Section
9.5.1 ("Notice")) to assume the defense of or otherwise control the handling of any such claim or Legal Proceeding involving solely claims for monetary damages in an amount which (when aggregated with all other outstanding claims, if any) does not exceed the balance remaining in the Escrow Account as of the date of the claim; provided, however, that the Principal Shareholders shall have no such right to assume the defense of or otherwise control the handling of any such claim or Legal Proceeding with respect to any matters relating to the intellectual property rights of Verity (including Cognisoft), or disputes with customers of Verity.

The party or parties which control the defense of any such claim or Legal
Proceeding:

                             (i) shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel reasonably satisfactory to the other party, and all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Principal Shareholders from the Escrow Account;

                             (ii) each Party shall make available to the defending party any non-privileged documents and materials in its possession that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting such disclosure;

                             (iii) the defending party shall keep the Principal Shareholders or the Indemnified Party, as applicable, informed of all material developments and events relating to such claim or Legal Proceeding;

                             (iv) the other parties shall have the right to participate in the defense of such claim or Legal Proceeding at their sole cost and expense; and

                             (v) the defending party shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Principal Shareholders or the Indemnified Party, as applicable, which consent shall not be unreasonably withheld or delayed.

         9.6 EXERCISE OF REMEDIES BY INDEMNIFIED PARTIES OTHER THAN VERITY. No Indemnified Party (other than Verity) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Verity (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         9.7      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Verity and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "claim"), existing in favor of the present and former officers, directors and employees of Cognisoft as provided in the Cognisoft Articles of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect from the Effective Time. The indemnification provided for by this Section 9.7 shall not apply to any Loss from which the Indemnified Parties are entitled to be held harmless pursuant to Section 9.1 above.

         9.8      SURVIVAL.

                  9.8.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Cognisoft, and the Principal Shareholders in this Agreement shall survive for eighteen (18) months after the Closing.

                  9.8.2 COVENANTS. Covenants set forth in this Agreement that by their terms continue after the Closing shall survive the Closing.

         9.9 RELIANCE. No disclosure by any party to this Agreement nor any investigation made by or in behalf of any party with respect to another party shall be deemed to affect the party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party's rights to indemnity as herein provided or the breach of any said representations and warranties.

10.      TERMINATION.

         10.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Verity and Cognisoft. This Agreement may also be terminated and abandoned by either Verity or Cognisoft for any reason if the Closing has not occurred by February 28, 1997, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing, provided that a party cannot terminate under this provision if the failure to occur of the Closing is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition in spite of its best efforts to satisfy such condition). Any termination of this Agreement under this Section 10.1 shall be effective by the delivery of written notice of the terminating party to the other parties hereto.

         10.2 RIGHTS UPON TERMINATION. If there is a termination under this
Section 10, all rights of the parties under this Agreement shall cease and terminate, except for such rights as any party otherwise may have for breach of contract, and each party shall return to the other any documents, information, financial statements and the like provided to the other in the course of negotiating this transaction.

         10.3     FEES AND EXPENSES.

                  10.3.1 VERITY FEES AND EXPENSES. Subject to the provisions of
Section 9 ("Survival and Indemnification") (including the indemnification and other obligations of Cognisoft thereunder), Verity shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Gray Cary Ware & Freidenrich) that have been incurred or that are in the future incurred by or on behalf of Verity in connection with:

                             (i) the negotiation, preparation and review of any
letter of intent or similar document relating to this Agreement;

                             (ii) the investigation and review conducted by
Verity and its representatives with respect to the business of Cognisoft;

                             (iii) the negotiation, preparation and review of
this Agreement, all other transactional agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with this Agreement; and

                             (iv) the consummation and performance of this
Agreement and the other agreements required to be executed hereunder.

                  10.3.2 COGNISOFT FEES AND EXPENSES. Subject to the final paragraph of Section 10.3.2 below, Cognisoft shall bear and pay all fees, costs and expenses (including all reasonable accounting fees and expenses payable to Cognisoft's accountants and all reasonable legal fees and expenses payable to Cognisoft Counsel) that have been incurred or that are in the future incurred by, on behalf of, or for the benefit of Cognisoft in connection with:

                             (i) the negotiation, preparation and review of any
letter of intent or similar document relating to this Agreement;

                             (ii) the furnishing of information to Verity and
its representatives in connection with any investigation and review conducted by Verity and its representatives regarding the business of Cognisoft;

                             (iii) the negotiation and review of this Agreement,
all other transactional agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with this Agreement;

                             (iv) the preparation and submission of any filing
or notice required to be made or given in connection with this Agreement, and the obtaining of any consent required to be obtained in connection with this Agreement; and

                             (v) the consummation and performance of this
Agreement and the other agreements required to be executed hereunder.

                  Provided, however, that Cognisoft shall only bear the first $50,000 of such expenses which are reasonably incurred by Cognisoft and for which Cognisoft provides supporting documentation in detail as reasonably requested by Verity. The balance of such expenses shall be borne by the Principal Shareholders.

11.      MISCELLANEOUS.

         11.1 FURTHER ASSURANCES. Each party will, upon request of the other, execute and deliver all instruments and documents of further assurance or otherwise, and perform all acts and things, which may be required to carry out its obligations hereunder and to consummate and complete the transaction contemplated by this Agreement.

         11.2 NOTICES. Any notice or other communication required or permitted to be delivered to Cognisoft or Verity under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

         if to Verity:      Verity, Inc.
                            894 Ross Drive
                            Sunnyvale, CA 94089
                            Attention: General Counsel
                            Facsimile: (408) 542-2020

         if to Cognisoft:   606 120th Avenue NE
                            Suite D-204
                            Bellevue, WA 98005
                            Attention: David L. Weld
                            Facsimile: (206) 688-0319

Any Notice to a Principal Shareholder shall be delivered to the address listed below such Principal Shareholder's signature on the Principal Shareholder signature page to this Agreement.

         11.3 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

         11.4 EXPENSES. If the Merger is not closed, each party shall pay its respective expenses in connection with this transaction. Nothing in this Section is intended to affect any rights to indemnity under Section 9 ("Survival and Indemnification").

         11.5 PARTIES-IN-INTEREST. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties hereto.

         11.6 ENTIRE AGREEMENT. This Agreement and those attached hereto or otherwise contemplated hereby constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting their subject matter.

         11.7 AMENDMENT AND WAIVER. Except as otherwise provided, this Agreement may be amended only upon the written consent of all the parties. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of Cognisoft and Verity to include additional Cognisoft shareholders as parties hereto. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

         11.8 ATTORNEYS' FEES. If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees incurred in preparation for and prosecution of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

         11.9 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         11.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         11.11 SCHEDULES. The Schedules referred to in this Agreement shall be the Schedules described as such, initialed by the parties and attached to this Agreement upon the execution and delivery.

         11.12 EXHIBITS AND SCHEDULES. The following Exhibits and Schedules which are attached hereto are hereby incorporated into this Agreement by this reference:

                  EXHIBITS          DESCRIPTION
                  --------          -----------
                  A                 Agreement of Merger
                  B                 Option Exercise Agreement
                  C                 Escrow Agreement
                  D                 Cognisoft Shareholders
                  E                 Liabilities
                  F                 Operating Plan
                  G                 Employment Agreement
                  H                 Option Shares
                  I                 Non-Competition Agreement

                  COGNISOFT'S
                  SCHEDULES         DESCRIPTION
                  ---------         -----------

                  2.0               Exceptions to Representations and Warranties
                  2.6.1             Real and Personal Property Interests
                  2.6.2             Leases and Agreements
                  2.6.3             Licenses, Permits and Other Instruments
                  2.6.4             Employment Agreements and Other Employee Related
                                    Agreements and Contracts
                  2.6.5             Copyrights, Patents, Trademarks, etc.
                  2.6.6             Instruments, Agreements and Arrangements
                                    Evidencing Borrowing
                  2.6.7             Insurance Policies
                  2.6.8             Contracts
                  2.6.9             Banks and Accounts
                  2.6.10            Litigation and Proceedings
                  2.6.11            Consents and Approvals
                  2.16              Absence of Changes
                  2.18              Exceptions to Proprietary Information Representation
                  6.2               Employment of Cognisoft Employees

         11.13 HEADINGS. The headings of the sections and subsections contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.14 COUNTERPARTS. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.

The parties have executed this Agreement as of the date first written above or as otherwise indicated.

VERITY, INC.                           COGNISOFT CORPORATION

__________________________________     ________________________________________
Authorized Signature                   Authorized Signature

__________________________________     ________________________________________
Printed Name                           Printed Name

__________________________________     ________________________________________
Title                                  Title

__________________________________     ________________________________________
Date                                   Date


COGNISOFT ACQUISITION CORPORATION

__________________________________
Authorized Signature

__________________________________
Printed Name

__________________________________
Title

__________________________________
Date

PRINCIPAL SHAREHOLDERS



__________________________________          ___________________________________
David L. Weld, Jr.                          Kenneth Schneider

Address: 615 Bellevue Avenue East           Address: 17771 NE 90th St., # H-241
         Seattle, WA 98102                           Redmond, WA 98052



__________________________________          ___________________________________
Sean Nolan                                  Jeffrey Pettiross

Address: 21316 SE 20th St.                  Address: 6523 21st Avenue NE #2
         Issaquah, WA 98029                          Seattle, WA 98115



__________________________________
Anthony Liano

Address: 61065 Summit Avenue East
         Seattle, WA 98102